Dewmar International BMC, Inc.

Consolidated Cash Flow Statement

For the Year Ended December 31, 2014

UNAUDITED

Dewmar
International
Consolidated

Net Income	$2,045,955
Adjustments to reconcile Net Income to Net Cash Provided by Operations
Accounts Receivable	(77,553)
Inventory	(93,355)
Prepaid Expenses	6,000
Depreciation Expense	7,550
Accounts Payable and Accrued Liabilities	47,453
Notes Payable and Accrued Interest	264,496

Net Cash Provided by Operating Activities	2,200,545

Net Cash Used for Investing Activities	(20,000)

FINANCING ACTIVITIES
Common Stock	442,164
Common Stock Payable	599,100
Paid-In Capital in Excess of Par	374,856
Net cash provided by financing activities	1,416,120

Net cash increase for period	3,596,665
Cash at beginning of period	7,234
Cash at end of period	$3,603,899